Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249981

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated December 9, 2020)

Fisker Inc.

Up to 133,785,596 Shares of Class A Common Stock

Up to 27,760,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 9,360,000 Warrants

This prospectus supplement supplements the prospectus dated December 9, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-249981). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 9, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 27,760,000 shares of our Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), which consists of (i) up to 9,360,000 shares of Class A Common Stock that are issuable upon the exercise of 9,360,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the IPO (as defined in the Prospectus) of Spartan Energy Acquisition Corp. (“Spartan”), at an exercise price of $11.50 per share of Class A Common Stock, and (ii) up to 18,400,000 shares of Class A Common Stock that are issuable upon the exercise of 18,400,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the IPO of Spartan, at an exercise price of $11.50 per share of Class A Common Stock.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 133,785,596 shares of Class A Common Stock, including (i) 28,356,906 shares of Class A Common Stock issued pursuant to the Business Combination Agreement (as defined in the Prospectus) as Merger Consideration (as defined in the Prospectus), (ii) 13,358,824 Conversion Shares (as defined in the Prospectus), (iii) 9,360,000 shares of Class A Common Stock that may be issued upon exercise of the Private Warrants, (iv) 13,235,412 Executive Shares (as defined in the Prospectus), (v) up to 19,474,454 shares of Class A Common Stock that may be issued upon exercise of 19,474,454 warrants originally issued in a private placement to Magna International Inc. in connection with entering into a cooperation agreement, at an exercise price of $0.01 per share of Class A Common Stock (the “Magna Warrants”), and (vi) 50,000,000 PIPE Shares (as defined in the Prospectus).

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “FSR” and “FSR WS,” respectively. On March 8, 2021, the closing price of our Class A Common Stock was $21.74 and the closing price for our Public Warrants was $10.17.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 9, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2021

FISKER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38625	82-3100340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1888 Rosecrans Avenue

Manhattan Beach, California 90266

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (833) 434-7537

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	FSR	The New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	FSR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2021, the Board of Directors (the “Board”) of Fisker Inc. (the “Company”) appointed Mitchell Zuklie, Chairman and Chief Executive Officer of Orrick, Herrington & Sutcliffe LLP (“Orrick”), to the Board, effective immediately. Mr. Zuklie will serve as a Class I director with a term to expire at the annual meeting of stockholders to be held in 2021. In connection with his appointment to the Board, the Board appointed him to serve as chair of its Nominating and Corporate Governance Committee.

There is no arrangement or understanding between Mr. Zuklie and any other person pursuant to which he was selected as a director. There are no family relationships between Mr. Zuklie and any director or executive officer of the Company. The Company has retained Orrick as legal counsel for various matters, including general corporate and litigation matters. The aggregate fees paid by the Company to Orrick for the fiscal years ended December 31, 2020 and 2019 were approximately $5.3 million and $0.2 million, respectively. The Company continues to retain Orrick with respect to these matters, and believes that the services rendered by Orrick were, and continue to be, provided on terms no more or less favorable than those with unrelated parties.

For his service as a director, Mr. Zuklie will be entitled to receive the compensation for non-employee directors consistent with the Company’s Outside Director Compensation Policy, described under the heading “Directors and Executive Officers - Director Compensation” in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2020, pro-rated for any partial year of service. In addition, in connection with his appointment as a director, Mr. Zuklie will enter into an indemnification agreement with the Company consistent with the form agreement executed with each of the Company’s current directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISKER INC.

Date: March 9, 2021	By:	/s/ Geeta Gupta
Geeta Gupta
Chief Financial Officer

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